EXHIBIT 5.1

[LETTERHEAD OF SHAW PITTMAN]

January 10, 2005

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670

Re:	GenCorp Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel for GenCorp Inc., an Ohio corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $146,400,000 aggregate principal amount of the Company’s 2 1/4% Convertible Subordinated Debentures due 2024 (the “Debentures”) and the shares (the “Shares”) of Common Stock, par value $0.10 per share (the “Common Stock”) of the Company, issuable upon conversion of the Debentures, including the Rights (as defined below) attached to such shares of Common Stock. The Debentures were issued pursuant to an Indenture, dated as of November 23, 2004 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee. The Debentures, the Shares and the Rights are referred to collectively herein as the “Securities.”

     For the purposes of this opinion, we have examined copies of the following documents:

1.	the Registration Statement;

2.	the Indenture;

3.	the Amended Articles of Incorporation of the Company, as amended, restated or supplemented (the “Charter”), as certified by the Ohio Secretary of State on October 27, 2004, and as certified to us by the Vice President, Law; Deputy General Counsel and Assistant Secretary of the Company as being in effect as of the date hereof;

4.	the Amended Code of Regulations of the Company, as amended, restated or supplemented (the “Code”), as certified to us by the Vice President, Law; Deputy General Counsel and Assistant Secretary of the Company as being in effect as of the date hereof;

5.	an excerpt from the resolutions, dated January 20, 1997, adopted by the Board of Directors of the Company; the resolutions, dated October 19, 2004, adopted by the Board of Directors of the Company; and the resolutions adopted by the Pricing Committee of the Board of Directors of the Company by unanimous written consent on November 17, 2004 and December 15, 2004, each in the form certified to us by the Vice President, Law; Deputy General Counsel and Assistant Secretary of the Company as being in effect as of the date hereof (collectively, the “Resolutions”);

6.	a certificate of an officer of the Company dated as of the date hereof; and

7.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

     In connection with the opinions expressed below, we have assumed that, at and prior to the time of the offer, sale and delivery of any of the Securities pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to issue the Shares and the Rights upon conversion of the Debentures or the validity of the Securities. We have also assumed that the offering, sale and delivery of the Securities will not, at the time of such offering, sale and delivery, violate or conflict with (1) the Charter, as then amended, restated and supplemented, or the Code, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company.

     Based upon, subject to and limited by the foregoing, we are of the opinion that: (i) the Debentures being registered for resale are valid and binding obligations of the Company; (ii) when issued upon conversion of the Debentures, the Shares will be validly issued, fully paid and non-assessable; and (iii) when issued in accordance with the Shareholder Rights Agreement, dated as of February 18, 1987 (as amended on December 7, 1987, August 21, 1995 and January 20, 1997, the “Rights Agreement”), between the Company and The Bank of New York, as rights agent, the Rights (as defined in the Rights Agreement) will be valid and binding obligations of the Company.

     This opinion is limited to the laws of the United States and the Ohio General Corporation Law. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Ohio, or as to federal or state laws regarding fraudulent transfers. This opinion has been prepared solely for your use in connection with the filing of the Prospectus that forms a part of the Registration Statement, and should not be quoted in whole or in part or otherwise referred to, nor should it otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

     The opinion set forth in (iii) above is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of the equitable principles or fiduciary considerations relating to the adoption of the Rights Agreements or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

     In rendering the opinion set forth in (iii) above moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decision of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Shaw Pittman LLP

SHAW PITTMAN LLP